EXHIBIT 3.1
INTER-TEL, INCORPORATED
an Arizona Corporation
BYLAWS
  (As adopted June 25, 1979; amended December 24, 1980; amended November 30, 1981; amended March 30, 1983; amended June 30, 1983; amended September 29, 1983; amended August 15, 1984; amended January 31, 1985; amended November 2, 1995; amended February 24, 1997; amended February 21, 2006; and amended March 29, 2006.)
SECTION I
OFFICES AND CORPORATE SEAL
1.1 Principal Office. The known place of business of the Corporation which shall also be known as its principal place of business shall be at the address so designated in the Articles of Incorporation or if no address is so designated, at the office of its statutory agent. The address of the Corporation’s known place of business may be changed from time to time by the Board in the manner provided by the Arizona Revised Statutes and without amending the Articles of Incorporation.
1.2 Other Offices. The Corporation may also maintain offices at such other place or places, either within or without the State of Arizona, as the Board of Directors may from time to time determine or the business of the Corporation may require, where the business of the Corporation may be transacted with the same effect as though done at the principal office.
1.3 Corporate Seal. A corporate seal shall not be requisite to the validity of any instrument executed by or on behalf of the Corporation, but nevertheless if in any instance a corporate seal be used, the same shall, at the pleasure of the officer affixing the same, be either (a) a circle having on the circumference thereof “Inter-Tel, Incorporated” and in the center “Incorporated 1969 Arizona,” or (b) a circle containing the words “Corporate Seal” on the circumference thereof.
1.4 President. For purposes of these bylaws, except for Section 4, the term “President” shall be as defined in Section 10-140.37 of the Arizona Corporations Law (the “Law”).
SECTION 2
SHAREHOLDERS
2.1 Shareholder’s Meetings. All meetings of shareholders shall be held at such place as may be fixed from time to time by the Board of Directors, or in the absence of direction by the Board of Directors, by the President or Secretary of the Corporation, either within or without the State of Arizona, as shall be stated in the notice of the meeting or in a duly executed waiver of notice thereof.
2.2 Annual Meetings. Commencing in 1996, annual meetings of shareholders shall be held on the third Thursday in April, if not a legal holiday, and if a legal holiday, then on the next secular day following, or at such other date and time as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting. At the annual meeting, shareholders entitled to vote shall elect a Board of Directors and transact such other business as properly may be brought before the meeting. The candidates receiving the greatest number of votes, up to the number of Directors to be elected, shall be the Directors.
2.3 Notice of Annual Meetings. Written notice of the annual meeting stating the place, date and hour of the meeting shall be given to each shareholder entitled to vote at such meeting not less than ten nor more than fifty days before the date of the meeting. The record date for determining shareholders entitled to notice of or to vote at a meeting of shareholders shall not be more than seventy nor less than ten days before the date of such meeting, nor more than seventy days nor less than ten days prior to any such action, as fixed by the Board of Directors. If no record date is fixed, the record date for determining shareholders entitled to notice of or to vote at a meeting of shareholders shall be at 4:00 in the afternoon on the later of the day thirty days before the day on which notice is given or the day seventy days prior to the date of the meeting.
2.4 List of Shareholders. The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least ten days before every meeting of shareholders, a complete list of the shareholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each shareholder and the number of shares registered in the name of each shareholder. Such list shall be open to the examination of any shareholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any shareholder who is present.
2.5 Special Meetings of Shareholders. Special meetings of the shareholders, for any purpose or purposes, unless otherwise prescribed by statute or by the Articles of Incorporation, may be called by the Board of Directors and shall be called by the President or Secretary at the request in writing of shareholders owning at least ten percent (10%) in amount of the entire capital stock of the Corporation issued and outstanding and entitled to vote except that a special meeting for the purpose of considering any action to directly or indirectly facilitate a “business combination” as defined in Section 10-2701.6 of the Law, including any action to change or otherwise affect the composition of the board of directors for that purpose, may only be called at the request in writing of shareholders owning at least twenty-five percent (25%) in amount of the entire capital stock of the Corporation. Such request shall state the purpose or purposes of the proposed meeting and, if submitted by holder of less than twenty-five percent (25%) in amount of the entire capital stock of the Corporation, shall be accompanied by a declaration under penalty of perjury that the meeting is not being held for the purpose of considering any action to directly or indirectly facilitate a “business combination”, including any action to change or otherwise affect the composition of the board of directors for that purpose.
2.6 Notice of Special Meeting. Written notice of a special meeting of shareholders stating in reasonable detail the place, date and hour of the meeting and the purpose or purposes for which the meeting is called shall be given, not less than ten nor more than fifty days before the date of the meting, to each shareholder entitled to vote at such meeting. Business transacted at any special meeting of shareholders shall be limited to the purposes stated in the notice. The record date for determining shareholders entitled to notice of or to vote at a meeting of shareholders shall not be more than seventy nor less than ten days before the date of such meeting, nor more than seventy days nor less than ten days prior to any such action, as fixed by the Board of Directors. If no record date is fixed, the record date for determining shareholders entitled to notice of or to vote at a meeting of shareholders shall be at 4:00 in the afternoon on the later of the day thirty days before the day on which notice is given or the day seventy days prior to the date of the meeting.
2.7 Quorum and Adjournment. The holders of a majority of the stock issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum at all meetings of the shareholders for the transaction of business except as otherwise provided by statute or by the Articles of Incorporation. If, however, such quorum shall not be present or represented at any meeting of the shareholders, the shareholders entitled to vote at the meeting, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting.
2.8 Majority Required. When a quorum is present at any meeting, the vote of the holders of a majority of the voting power present, whether in person or represented by proxy, shall decide any question brought before such meeting, unless the question is one upon which, by express provision of the statutes or of the Articles of Incorporation, a different vote is required in which case such express provision shall govern and control the decision of such question.

2.9 Voting. Each shareholder shall at every meeting of the shareholders be entitled to one vote in person or by proxy for each share of the capital stock having voting power held by such shareholder, but no proxy shall be voted or acted upon after eleven months from its date, unless the proxy provides for a longer period. No proxy shall be effective unless in writing and in compliance with (i) applicable law and (ii) such reasonable requirements as the Board of Directors may prescribe. Unless demanded by a shareholder present in person or by proxy at any meeting of the shareholders and entitled to vote thereat, or unless so directed by the chairman of the meeting, the vote thereat on any question need not be by ballot. If such demand or direction is made, a vote by ballot shall be taken, and each ballot shall be signed by the shareholder voting, or by his or her proxy, and shall state the number of shares voted.
2.10 Action Without Meeting. Any action required or permitted to be taken at any meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of all of the outstanding stock entitled to vote with respect to the subject matter of the action.
2.11 Waiver of Notice. Attendance of a shareholder at a meeting shall constitute waiver of notice of such meeting, except when the person attends the meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Any shareholder may waive notice of any annual or special meeting of shareholders by executing a written waiver of notice either before or after the time of the meeting.
2.12 Advance Notice of Shareholder Business. To be properly brought before an annual meeting, any business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (c) otherwise properly brought before the meeting by a shareholder (i) who is a shareholder of record on the date of the giving of the notice provided for in this Section 2.12 and on the record date for the determination of shareholders entitled to vote at such annual meeting and (ii) who complies with the notice procedures set forth in this Section 2.12.
For such nominations or other business to be considered properly brought before the meeting by a shareholder such shareholder must, in addition to any other applicable requirements, have given timely written notice of demand to the Chief Executive Officer or Secretary of the Corporation containing the purposes of the meeting in proper written form.
To be timely, such shareholder’s notice must be delivered to or mailed and received by the Chief Executive Officer or Secretary of the Corporation at the principal executive offices of the Corporation not less than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the shareholder to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure made, whichever occurs first; provided further, that in the event this Section 2.12 becomes effective less than one hundred (100) days prior to the anniversary date of the immediately preceding annual meeting of shareholders, notice by the shareholder would also be timely if so received not later than the close of business on the tenth (10th) day following the day on which this Section 2.12 became effective.
To be in proper written form, a shareholder’s notice to the Secretary shall set forth:
(a)	the name and record address of the shareholder who intends to propose the business and the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such shareholder;

(b)	a representation that the shareholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to introduce the business specified in the notice;

(c)	a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; and

(d)	any material interest of the shareholder in such business.
No business shall be conducted at the annual meeting of shareholders except business brought before the annual meeting in accordance with the procedures set forth in this Section; provided, however, that, once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 2.12 shall be deemed to preclude discussion by any shareholder of any such business. The Chairman of the meeting may refuse to acknowledge the proposal of any business not made in compliance with the foregoing procedure.
2.13 Advance Notice of Director Nominations. Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation. To be properly brought before an annual meeting nominations for the election of director must be (a) specified in the Corporation’s notice of meeting (or any supplement thereto), (b) made by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (c) made by any shareholder (i) who is a shareholder of record on the date of the giving of the notice provided for in this Section 2.13 and on the record date for the determination of shareholders entitled to vote at such meeting and (ii) who complies with the notice procedures set forth in this Section 2.13.
In addition to any other applicable requirements, for a nomination to be made by a shareholder, such shareholder must have given timely written notice of demand to the Chief Executive Officer or Secretary of the Corporation in proper written form.
To be timely, a shareholder’s notice to the Chief Executive Officer or Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation not less than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that in the event that the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the shareholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting; provided further, that in the event this Section 2.13 becomes effective less than one hundred (100) days prior to the anniversary date of the immediately preceding annual meeting of shareholders, notice by the shareholder would also be timely if so received not later than the close of business on the tenth (10th) day following the day on which this Section 2.13 became effective.
To be in proper written form, a shareholder’s notice to the Secretary must set forth:
(a)	as to each person whom the shareholder proposes to nominate for election as a director (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person over at least the last five years, (iii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by the person, (iv) a statement as to the person’s citizenship, and (v) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder; and

(b)	as to the shareholder giving the notice (i) the name and record address of such shareholder, (ii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such shareholder, (iii) a description of all arrangements or understandings between such shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such shareholder, (iv) a representation that such shareholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (v) any other information relating to such shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee who consents to being named as a nominee and to serve as a director if elected.
No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 2.13. If the Chairman of the meeting determines that a nomination was not made in accordance with the foregoing procedures, the Chairman shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.

SECTION 3
DIRECTORS
3.1 Number. The number of Directors shall be determined from time to time by resolution adopted by a majority of the total authorized number of Directors. Until otherwise determined by such resolution, the authorized number of Directors shall be nine. The Directors shall be elected at the annual meeting of the shareholders, except as provided in 3.2 of this Section 3, and each Director elected shall hold office until his or her successor is elected and qualified, unless sooner displaced. Directors need not be shareholders. Subject to the limitations imposed by applicable law, the holders of a majority of the shares then entitled to vote at an election of the Directors may remove a Director or Directors (or all Directors) at any time, with or without cause. Any Director may resign at any time by giving written notice of his or her resignation to the Corporation. Any such resignation shall take effect at the time specified therein, or, if the time when it shall become effective is not specified therein, it shall take effect immediately upon its receipt by the President or the Secretary; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.
3.2 Qualification. A person will not qualify for initial election or appointment as a director if such person’s 70th birthday occurs on or has occurred before the date of such election or appointment. A person who is a director is qualified for re-election after his or her 70th birthday, but will not qualify for re-election if their 75th birthday occurs on or has occurred before the date of such election or appointment. A person who has qualified by age for his or her most recent election as a director may serve throughout the term for which such person was elected, notwithstanding the occurrence of his or her 75th birthday between the date of such election and the end of such term.
3.3 Vacancies. Vacancies and newly created Directorships resulting from any increase in the authorized number of Directors may be filled by a majority of the Directors then in office, though less than a quorum, or by a sole remaining Director, and the Directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced. If there are no Directors in office, then an election of Directors may be held in the manner provided by statute.
3.4 Powers. The business of the Corporation shall be managed by its Board of Directors which may exercise all such powers of the Corporation, and do all such lawful acts and things as are not by statute or by the Articles of Incorporation or by these bylaws directed or required to be exercised or done by the shareholders.
3.5 Place of Meetings. The Board of Directors of the Corporation may hold meetings, both regular and special, either within or without the State of Arizona; and such meetings may be held by means of conference telephone or other similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation in a meeting pursuant to such communication shall constitute presence in person at such meeting.
3.6 Annual Meetings. The first meeting of the newly elected Board of Directors shall be held immediately following the annual meeting of shareholders and in the same place of the annual meeting of shareholders, and no notice of such meeting shall be necessary to the newly elected Directors in order legally to constitute the meeting, provided a quorum shall be present. In the event such meeting is not held, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors, or as shall be specified in a written waiver by all of the Directors.
3.7 Regular Meetings. Regular meetings of the Board of Directors may be held without notice and at such time and at such place as shall from time to time be determined by the Board.
3.8 Special Meetings.
     (a) Calling of the Meeting Special meetings of the Board of Directors may be called by the Chairman of the Board, President or the Secretary on notice to each Director, either personally or by mail, overnight courier service, telegram, facsimile, email, or telephone; special meetings shall be called by the Chairman of the Board, President or Secretary in like manner and on like notice on the written request of a majority of the Board of Directors.

          (b) Notice of the time and place of special meetings shall be given in any one of the following manners:
          (i) if delivered in person or by telephone, such notice shall be delivered at least twenty-four (24) hours prior to the time the meeting is to be held. Such notice may be communicated either to the director or to a person at the home or business of the director when the person delivering the notice has reason to believe such person will promptly communicate it to the director. Such notice shall be considered delivered when the person noticing the meeting believes in good faith that the notified person has heard and acknowledged the notice;
          (ii) if delivered by telegram, such notice shall be delivered to a common carrier, charges prepaid, for transmission to the director at least twenty-four (24) hours prior to the time the meeting is to be held. Delivery to a common carrier shall be due and legal notice to such director;
          (iii) if delivered by overnight courier service, including without limitation such services as Express Mail and Federal Express, such notice shall be delivered to such courier service, charges prepaid, for delivery to the director no later than one day prior to the day upon which the meeting is to be held. Delivery to a courier service shall be due and legal notice to such director;
          (iv) if delivered by facsimile transmission, such notice shall be either delivered to a common carrier, charges prepaid, for transmission to the director or transmitted by or under the direction of the person giving notice to the director at least twenty-four (24) hours prior to the time the meeting is to be held. Delivery to a common carrier or transmission of a facsimile shall be due and legal notice to such director;
          (v) if delivered by first-class mail, such notice shall be deposited in the United States mail, postage prepaid, at least four (4) days prior to the date of the meeting to be held. Deposit in the U.S. mail shall be due and legal notice to such director.
          (vi) if delivered by electronic mail (e-mail) transmission, such notice shall be transmitted by or under the direction of the person giving notice to the directors at least twenty-four (24) hours prior to the time the meeting is to be held. Transmission of an e-mail shall be legal notice to such director.
If the notice is given in the (b)(i) manner and the communication is not with the director or if the notice if given in the (b)(ii), (b)(iv), or (b)(vi) manner and the receipt of the notice is not confirmed by the director by phone, voicemail, e-mail, fax or telegram, then to constitute proper notice, the notice must also be timely given in another of the (b)(i), (b)(ii), (b) (iv), or (b)(vi) manners.
The notice need not specify the place of the meeting if the meeting is to be held at the principal office of the Corporation.
3.9 Quorum. At all meetings of the Board, a majority of the membership of the Board of Directors shall constitute a quorum and the concurrence of a majority of those present shall be sufficient to conduct the business of the Board, except as may be otherwise specifically provided by statute or by the Articles of Incorporation. If a quorum shall not be present at any meeting of the Board of Directors, the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.
3.10 Action Without Meeting. Unless otherwise restricted by the Articles of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee.
3.11 Waiver of Notice. Attendance of a director at a meeting shall constitute waiver of notice of such meeting, except when the person attends the meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Any director may waive notice of any annual, regular or special meeting of Directors by executing a written waiver of notice either before or after the time of the meeting.
3.12 Executive Committee. There shall be an Executive Committee consisting of at least three members of the Board of Directors who shall be elected by the whole Board at the first meeting of the Board of Directors following each annual meeting of shareholders. Members of the Executive Committee shall serve at the pleasure of the Board of Directors and each member of the Executive Committee may be removed with or without cause at any time by the Board of Directors acting at a meeting or by unanimous written consent. In the event any vacancy occurs in the Executive Committee, the vacancy shall be filled by the Board of Directors. The Executive Committee shall have and may exercise the powers of the Board of Directors and the management of the business and affairs of the Corporation, but no such committee shall have the authority of the Board of Directors in reference to the following matters:
(a)	The submission to shareholders of any action that requires shareholders’ authorization or approval by law.

(b)	The filling of vacancies on the Board of Directors or in any committee of the Board of Directors.

(c)	The amendment or repeal of the bylaws or the adoption of new bylaws.

(d)	The fixing of compensation of Directors for serving on the Board or on any committee of the Board of Directors.
3.13 Additional Standing Committees. The Board of Directors may from time to time designate such additional standing committees as it may deem advisable. The Board of Directors shall delegate to such standing committees such functions, duties and responsibilities as it may choose, and shall from time to time fix, appoint and remove the members of such committees.
3.14 Special Committees. The Board of Directors may at any time designate such special committees as it may deem advisable, may fix the duties of such committees, and appoint and remove their members.
3.15 Minutes and Records of Committees. A record shall be kept of the proceedings and determinations of all standing committees and the reports of all special committees. The minutes of the meetings of the Executive Committee and other special and standing committees (if such committees shall be organized) shall be preserved in the same manner as are preserved the minutes of all meetings of the Board of Directors.
3.16 Compensation. The Directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each such meeting of the Board of Directors or a stated salary as Director. No such payment shall preclude any Director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings. The amount or rate of such compensation of members of the Board of Directors or of committees shall be established by the Board of Directors and shall be set forth in the minutes of the Board.
3.17 Vacancies. Any vacancy in the Executive Committee or any other committee shall be filled by the vote of a majority of the whole Board.
3.18 Dissolution of Committees; Removal of Committee Members. The Board, by resolution adopted by a majority of the whole Board, may, with or without cause, dissolve the Executive Committee or any other committee, and with or without cause, remove any member thereof.
3.19 Adjournment. A majority of the directors present, whether or not a quorum is present, may adjourn any meeting to another time and place.
3.20 Notice of Adjournment. Notice of the time and place of holding an adjourned meeting need not be given to absent directors if the time and place are fixed at the meeting being adjourned, except that if the meeting is adjourned for more than twenty-four (24) hours such notice shall be given prior to the adjourned meeting to the directors who were not present at the time of the adjournment.
3.21 Telephone Participation. Members of the Board of Directors may participate in a meeting through use of conference telephone or similar communications equipment, so long as all members participating in such meetings can hear one another. Such participation constitutes presence in person at such meeting.

SECTION 4
OFFICERS
4.1 Designation of Titles. The officers of the Corporation shall be chosen by the Board of Directors and shall be a Chief Executive Officer, President, a Vice President, a Secretary and a Treasurer. The Board of Directors may also choose a Chairman of the Board, additional vice presidents, and one or more assistant secretaries and assistant treasurers. Any number of offices, except the offices of President and Secretary, may be held by the same person.
4.2 Appointment of Officers. The Board of Directors at its first meeting after each annual meeting of shareholders shall choose a President, one or more vice presidents, a Secretary and a Treasurer, and may choose a chairman of the Board, each of whom shall serve at the pleasure of the Board of Directors. The Board of Directors at any time may appoint such other officers and agents as it shall deem necessary who shall hold their offices at the pleasure of the Board of Directors and who shall exercise such powers and perform such duties as shall be determined from time to time by the Board. The power to appoint and remove such agents may be delegated by the Board. the officers of the Corporation shall hold office until their successors are chosen, or until sooner displaced. Any officer elected by the Board of Directors may be removed, with or without then serving. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise shall be filled by the Board of Directors. Any officer may resign at any time by giving written notice of his or her resignation to the Corporation. Any such resignation shall take effect at the time specified therein, or, if the time when it shall become effective is not specified therein, it shall take effect immediately upon its receipt by the Board, the President or the Secretary; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.
4.3 Salaries. The salaries of the officers shall be fixed from time to time by the Board of Directors and no officer shall be prevented from receiving such salary by reason of the fact that he or she is also a Director of the Corporation. The salaries of the officers or the rate by which salaries are fixed shall be set forth in the minutes of the meetings of the Board of Directors, or if delegated to a committee in the minutes of such committee.
4.4 Vacancies. A vacancy in any office because of death, resignation, removal, disqualification or otherwise may be filled by the Board of Directors at any time.
4.5 Chairman of the Board. The chairman of the Board, if one shall have been appointed and be serving, shall preside at all meetings of the Board of Directors and shall perform such other duties as may be from time to time assigned to him or her. The Chairman of the Board shall be, ex officio, a member of all standing committees of the Board, including the Executive Committee, if any.
4.6 Chief Executive Officer. Subject to any supervisory powers that may be given by the Board of Directors or these Bylaws to the Chairman of the Board, the Chief Executive Officer shall be the general manager and chief executive officer of the corporation; shall, subject to the control of the Board, have general supervision, direction, and control over the corporation’s business and officers; and shall have the general powers and duties of management usually vested in a corporation’s chief executive officer. He or she shall also have any other powers and duties that are prescribed for this office by the Board or these Bylaws. The Chief Executive Officer shall be ex officio a member of all the standing committees of the Board, including the Executive Committee, if any. The Chief Executive Officer shall preside at all meetings of shareholders, and if a chairman of the Board shall not have been appointed or, having been appointed, shall not be serving or be absent, the Chief Executive Officer shall preside at all meetings of the Board of Directors. He or she may sign all deeds and conveyances, all contracts and agreements, and all other instruments requiring execution on behalf of the Corporation, and shall act as operating and directing head of the Corporation, subject to policies established by the Board of Directors. Unless the Board of Directors specifies otherwise, the Chief Executive Officer shall have the authority to vote (or grant a proxy with respect to) any securities held or owned by the Corporation.
4.7 President. The President shall have such management responsibilities and authority relative to the business of the Company as may be prescribed by the Board of Directors or the By-Laws or as the Chief Executive Officer shall delegate.

4.8 Vice Presidents. There shall be as many vice presidents as shall be determined from time to time and they shall perform such duties as may be from time to time assigned to them. Any one of the vice presidents, as authorized by the Board, shall have all the powers and perform all the duties of the President in case of the temporary absence of the Chief Executive Officer and President or in case of his or her temporary inability to act. In case of the permanent absence or inability of the Chief Executive Officer or President to act, the office shall be declared vacant by the Board of Directors and a successor chosen by the Board.
4.9 Secretary. The Secretary shall see that the minutes of all meetings of shareholders, of the Board and of any standing committees are kept. He or she shall be the custodian of the corporate seal, and shall affix it to all proper instruments when deemed advisable by him or her. He or she shall give or cause to be given required notices of all meetings of the shareholders and of the Board of Directors. He or she shall have charge of all the books and records of the Corporation except the books of account and in general shall perform all the duties incident to the office of Secretary of the Corporation and such other duties as may be assigned to him or her.
4.10 Treasurer. The Treasurer shall have general custody of all of the funds and securities of the Corporation except such as may be required by law to be deposited with any state official; he or she shall see to the deposit of the funds of the Corporation in such bank or banks as the Board of Directors may designate. Regular books of account shall be kept under his or her direction and supervision, and he or she shall render financial statements to the President, Directors and shareholders at proper times. He or she shall have charge of the preparation and filing of such reports and financial statements and returns as may be required by law. He or she shall give to the Corporation such fidelity bond as may be required, and the premium therefor shall be paid by the Corporation as an operating expense.
4.11 Assistant Secretaries. There may be such number of assistant secretaries as the Board of Directors may from time to time fix, and such persons shall perform such functions as may be from time to time assigned to them. No assistant secretary shall have power or authority to collect, account for, or pay over any tax imposed by federal, state or city government.
4.12 Assistant Treasurers. There may be such number of assistant treasurers as the Board of Directors may form time to time fix, and such persons shall perform such functions as may be from time to time assigned to them. No assistant treasurer shall have the power or authority to collect, account for, or pay over any tax imposed by any federal, state or city government.
SECTION 5
REPEAL, ALTERATION OR AMENDMENT
These bylaws may be repealed, altered or amended or substitute bylaws may be adopted only by a majority of the Board of Directors.

/s/ Norman Stout
Chief Executive Officer

ATTEST:

/s/ Kurt R. Kneip
Secretary